Exhibit (d)(iv)

AMENDMENT TO SUBADVISORY AGREEMENT

This Amendment is made as of May 1, 2006, between AIG SunAmerica Asset Management Corp., (the “Adviser”), a Delaware corporation, and AIG Global Investment Corp. (the “Subadviser”), a New Jersey corporation.

BACKGROUND

A.	The Adviser and the Subadviser are parties to a Subadvisory Agreement dated November 16, 2001 (the “Agreement”) under which the Subadviser provides certain services to the Adviser concerning certain series of the SunAmerica Equity Funds (the “Funds”), a Massachusetts business trust.

B.	The Adviser and the Subadviser wish to amend the Agreement as set forth below.

AMENDMENT

For good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

1.	Schedule A of the Agreement shall be deleted and replaced with the attached.

2.	This Amendment supersedes and replaces any other agreements relating to the same subject matter (other than the Agreement itself). The Agreement, as supplemented by the Amendment, is ratified and confirmed. Adviser warrants and represents that the Corporation has consented to this Amendment as required by Section 13 of the Agreement.

3.	This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

AIG SUNAMERICA ASSET MANAGEMENT CORP.		AIG GLOBAL INVESTMENT CORP.

By:		By:
Name:	Peter A. Harbeck	Name:
Title:	President and CEO	Title:

SCHEDULE A

Fund	Fee Rate
SunAmerica International Equity Fund	0.47%
SunAmerica International Small-Cap Fund	0.60%